Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2022 Financial Results

•

Third Quarter 2022 Revenues of $775.9 Million, Up 10.5% Compared to $702.2 Million in Prior Year Quarter; Excluding Estimated Negative Impact of FX, Third Quarter 2022 Revenues Up 14.8% Compared to Prior Year Quarter

•	Third Quarter 2022 EPS of $2.15, Up 9.7% Compared to $1.96 in Prior Year Quarter; Third Quarter 2022 Adjusted EPS of $2.15, Up 6.4% Compared to $2.02 in Prior Year Quarter

•	Company Narrows 2022 Guidance Ranges for Revenues and EPS

Washington, D.C., October 27, 2022 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended September 30, 2022.

Third quarter 2022 revenues of $775.9 million increased $73.6 million, or 10.5%, compared to revenues of $702.2 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $103.7 million, or 14.8%, compared to the prior year quarter. Acquisition-related revenues contributed $3.1 million during the quarter. The increase in revenues was due to higher realization, which includes the recognition of revenues previously deferred, and higher demand across all business segments. Net income of $77.3 million compared to $69.5 million in the prior year quarter. The increase in net income was primarily due to higher revenues, a lower effective tax rate, an increase in FX remeasurement gains and lower interest expense, which was partially offset by an increase in compensation, including the impact of a 12.4% increase in total headcount, and higher selling, general and administrative (“SG&A”) expenses compared to the prior year quarter. The lower effective tax rate was primarily related to a combined $8.3 million benefit from the use of foreign tax credits and a deferred tax benefit arising from an intracompany intellectual property license agreement. Adjusted EBITDA of $99.0 million, or 12.8% of revenues, compared to $100.3 million, or 14.3% of revenues, in the prior year quarter.

Third quarter 2022 earnings per diluted share (“EPS”) of $2.15 compared to $1.96 in the prior year quarter. Third quarter 2021 EPS included $2.4 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.06. Third quarter 2022 Adjusted EPS of $2.15 compared to Adjusted EPS of $2.02 in the prior year quarter. Third quarter 2021 Adjusted EPS excluded the non-cash interest expense related to the 2023 Convertible Notes. The aforementioned $8.3 million tax benefit increased third quarter 2022 EPS and Adjusted EPS by $0.23.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our record results this quarter reflect the combination of solid underlying business performance in aggregate, together with some one-time benefits. As always, our focus remains on driving the powerful multi-year trajectory our firm has been on by continuing to invest behind our strong positions and the ambitions of our people.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $128.3 million for the quarter ended September 30, 2022 compared to $196.9 million for the quarter ended September 30, 2021. The year-over-year decrease in net cash provided by operating activities was largely due to an increase in compensation, primarily related to headcount growth, as well as a decrease in cash collections compared to the same period in the prior year.

Cash and cash equivalents of $327.0 million at September 30, 2022 compared to $342.5 million at September 30, 2021 and $255.7 million at June 30, 2022. FX translation unfavorably impacted cash and cash equivalents at September 30, 2022 compared to September 30, 2021 and June 30, 2022. Total debt, net of cash, of ($10.8) million at September 30, 2022 compared to ($1.3) million at September 30, 2021 and $60.5 million at June 30, 2022. The sequential decrease in total debt, net of cash, was due to an increase in cash and cash equivalents.

During the quarter, the Company repurchased 127,791 shares of its common stock at an average price per share of $159.87 for a total cost of $20.4 million. As of September 30, 2022, approximately $143.5 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Third Quarter 2022 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $15.0 million, or 6.0%, to $265.4 million in the quarter compared to $250.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $24.1 million, or 9.6%, compared to the prior year quarter. Acquisition-related revenues contributed $3.1 million in the quarter. The increase in revenues was primarily due to higher demand for restructuring and business transformation services, which was partially offset by lower demand for transactions services and a decline in success fees compared to the prior year quarter. Adjusted Segment EBITDA of $51.5 million, or 19.4% of segment revenues, compared to $55.6 million, or 22.2% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA declined compared to the prior year quarter, as the increase in revenues was more than offset by higher compensation, which includes the impact of an 11.5% increase in billable headcount, and higher SG&A expenses.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $14.7 million, or 10.1%, to $159.9 million in the quarter compared to $145.3 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $18.4 million, or 12.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for health solutions and investigations services and higher realization, which was partially offset by lower demand for disputes services compared to the prior year quarter. Adjusted Segment EBITDA of $18.2 million, or 11.4% of segment revenues, compared to $16.6 million, or 11.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 9.3% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $20.6 million, or 12.0%, to $193.2 million in the quarter compared to $172.5 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $30.1 million, or 17.4%, compared to the prior year quarter. The increase in revenues was due to higher realization, primarily from the recognition of revenues previously deferred and higher demand for non-merger and acquisition (“M&A”)-related antitrust services, which was partially offset by lower demand for M&A-related antitrust services compared to the prior year quarter. Adjusted Segment EBITDA of $32.9 million, or 17.0% of segment revenues, compared to $29.9 million, or 17.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation expenses, primarily related to an increase in variable compensation, and the impact of a 7.9% increase in billable headcount compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $20.3 million, or 31.3%, to $84.9 million in the quarter compared to $64.7 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $22.6 million, or 34.9%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” and investigations services compared to the prior year quarter. Adjusted Segment EBITDA of $13.2 million, or 15.6% of segment revenues, compared to $7.8 million, or 12.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 23.7% increase in billable headcount and an increase in contractors, as well as higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $3.0 million, or 4.3%, to $72.4 million in the quarter compared to $69.4 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $8.5 million, or 12.2%, compared to the prior year quarter. The increase in revenues was primarily due to increased demand for corporate reputation services compared to the prior year quarter. Adjusted Segment EBITDA of $12.9 million, or 17.9% of segment revenues, compared to $15.5 million, or 22.3% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA declined compared to the prior year quarter, as the increase in revenues was more than offset by higher compensation, which includes the impact of a 16.4% increase in billable headcount, and higher SG&A expenses.

2022 Guidance

The Company is narrowing its full year 2022 guidance ranges for revenues and EPS. The Company now expects revenues to range between $2.965 billion and $3.025 billion, which compares to the previous range of between $2.920 billion and $3.045 billion. The Company now expects EPS to range between $6.40 and $6.80, which compares to the previous range of between $6.40 and $7.20. The Company does not currently expect Adjusted EPS to differ from EPS.

Third Quarter 2022 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2022 financial results at 9:00 a.m. Eastern Time on Thursday, October 27, 2022. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,500 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$327,047	$494,485
Accounts receivable, net	947,993	754,120
Current portion of notes receivable	27,198	30,256
Prepaid expenses and other current assets	91,187	91,166

Total current assets	1,393,425	1,370,027
Property and equipment, net	144,713	142,163
Operating lease assets	195,339	215,995
Goodwill	1,212,541	1,232,791
Intangible assets, net	25,673	31,990
Notes receivable, net	54,144	53,539
Other assets	56,259	54,404

Total assets	$3,082,094	$3,100,909

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$175,491	$165,025
Accrued compensation	422,985	507,556
Billings in excess of services provided	50,523	45,535

Total current liabilities	648,999	718,116
Long-term debt, net	314,756	297,158
Noncurrent operating lease liabilities	213,449	236,026
Deferred income taxes	161,486	170,612
Other liabilities	98,821	95,676

Total liabilities	1,437,511	1,517,588

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding 34,422 (2022) and 34,333 (2021)	344	343
Additional paid-in capital	—	13,662
Retained earnings	1,868,424	1,698,156
Accumulated other comprehensive loss	(224,185)	(128,840)

Total stockholders’ equity	1,644,583	1,583,321

Total liabilities and stockholders’ equity	$3,082,094	$3,100,909

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
	(Unaudited)
Revenues	$775,865	$702,228

Operating expenses
Direct cost of revenues	526,654	472,235
Selling, general and administrative expenses	159,186	138,600
Amortization of intangible assets	2,315	2,860

	688,155	613,695

Operating income	87,710	88,533

Other income (expense)
Interest income and other	7,771	5,175
Interest expense	(2,378)	(5,073)

	5,393	102

Income before income tax provision	93,103	88,635
Income tax provision	15,836	19,155

Net income	$77,267	$69,480

Earnings per common share — basic	$2.29	$2.07

Weighted average common shares outstanding — basic	33,812	33,495

Earnings per common share — diluted	$2.15	$1.96

Weighted average common shares outstanding — diluted	35,918	35,362

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(48,475)	$(18,607)

Total other comprehensive loss, net of tax	(48,475)	(18,607)

Comprehensive income	$28,792	$50,873

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2022	2021
	(Unaudited)
Revenues	$2,254,477	$2,099,991

Operating expenses
Direct cost of revenues	1,539,838	1,431,381
Selling, general and administrative expenses	476,097	399,076
Amortization of intangible assets	7,320	8,515

	2,023,255	1,838,972

Operating income	231,222	261,019

Other income (expense)
Interest income and other	10,418	5,297
Interest expense	(7,468)	(15,164)

	2,950	(9,867)

Income before income tax provision	234,172	251,152
Income tax provision	46,156	54,394

Net income	$188,016	$196,758

Earnings per common share — basic	$5.57	$5.88

Weighted average common shares outstanding — basic	33,741	33,478

Earnings per common share — diluted	$5.25	$5.58

Weighted average common shares outstanding — diluted	35,825	35,265

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(95,345)	$(18,042)

Total other comprehensive loss, net of tax	(95,345)	(18,042)

Comprehensive income	$92,671	$178,716

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income	$77,267	$69,480	$188,016	$196,758
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	—	(3,130)
Non-cash interest expense on convertible notes	—	2,412	—	7,141
Tax impact of non-cash interest expense on convertible notes	—	(627)	—	(1,857)

Adjusted Net Income	$77,267	$71,265	$188,016	$198,912

Earnings per common share — diluted	$2.15	$1.96	$5.25	$5.58
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	—	(0.09)
Non-cash interest expense on convertible notes	—	0.08	—	0.20
Tax impact of non-cash interest expense on convertible notes	—	(0.02)	—	(0.05)

Adjusted earnings per common share — diluted	$2.15	$2.02	$5.25	$5.64

Weighted average number of common shares outstanding — diluted	35,918	35,362	35,825	35,265

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$77,267
Interest income and other							(7,771)
Interest expense							2,378
Income tax provision							15,836

Operating income	$47,948	$16,570	$31,674	$9,833	$12,155	$(30,470)	$87,710
Depreciation and amortization	1,675	1,350	1,239	3,380	629	676	8,949
Amortization of intangible assets	1,909	242	—	—	163	1	2,315

Adjusted EBITDA	$51,532	$18,162	$32,913	$13,213	$12,947	$(29,793)	$98,974

Nine Months Ended September 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$188,016
Interest income and other							(10,418)
Interest expense							7,468
Income tax provision							46,156

Operating income	$148,936	$47,126	$72,056	$25,005	$37,623	$(99,524)	$231,222
Depreciation and amortization	5,049	4,265	3,698	9,935	1,962	2,136	27,045
Amortization of intangible assets	6,036	735	—	—	548	1	7,320

Adjusted EBITDA	$160,021	$52,126	$75,754	$34,940	$40,133	$(97,387)	$265,587

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$69,480
Interest income and other							(5,175)
Interest expense							5,073
Income tax provision							19,155

Operating income	$52,316	$15,101	$28,455	$4,416	$14,219	$(25,974)	$88,533
Depreciation and amortization	1,446	1,270	1,462	3,419	533	737	8,867
Amortization of intangible assets	1,873	249	—	—	737	1	2,860

Adjusted EBITDA	$55,635	$16,620	$29,917	$7,835	$15,489	$(25,236)	$100,260

Nine Months Ended September 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$196,758
Interest income and other							(5,297)
Interest expense							15,164
Income tax provision							54,394

Operating income	$126,718	$59,599	$82,891	$38,315	$35,537	$(82,041)	$261,019
Depreciation and amortization	4,016	3,808	4,304	9,636	1,630	2,237	25,631
Amortization of intangible assets	5,644	647	—	—	2,221	3	8,515
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$133,248	$64,054	$87,195	$47,951	$39,388	$(79,801)	$292,035

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$265,370	$51,532	19.4%	61%	$455	1,900
Forensic and Litigation Consulting	159,948	18,162	11.4%	53%	$368	1,614
Economic Consulting	193,183	32,913	17.0%	67%	$579	998
Technology (1)	84,915	13,213	15.6%	N/M	N/M	548
Strategic Communications (1)	72,449	12,947	17.9%	N/M	N/M	951

	$775,865	$128,767	16.6%			6,011

Unallocated Corporate		(29,793)

Adjusted EBITDA		$98,974	12.8%

Nine Months Ended September 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$795,766	$160,021	20.1%	62%	$455	1,900
Forensic and Litigation Consulting	478,092	52,126	10.9%	55%	$360	1,614
Economic Consulting	523,201	75,754	14.5%	70%	$506	998
Technology (1)	243,181	34,940	14.4%	N/M	N/M	548
Strategic Communications (1)	214,237	40,133	18.7%	N/M	N/M	951

	$2,254,477	$362,974	16.1%			6,011

Unallocated Corporate		(97,387)

Adjusted EBITDA		$265,587	11.8%

Three Months Ended September 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$250,321	$55,635	22.2%	62%	$465	1,704
Forensic and Litigation Consulting	145,264	16,620	11.4%	54%	$355	1,476
Economic Consulting	172,543	29,917	17.3%	68%	$539	925
Technology (1)	64,657	7,835	12.1%	N/M	N/M	443
Strategic Communications (1)	69,443	15,489	22.3%	N/M	N/M	817

	$702,228	$125,496	17.9%			5,365

Unallocated Corporate		(25,236)

Adjusted EBITDA		$100,260	14.3%

Nine Months Ended September 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$707,495	$133,248	18.8%	60%	$457	1,704
Forensic and Litigation Consulting	446,831	64,054	14.3%	58%	$350	1,476
Economic Consulting	525,122	87,195	16.6%	73%	$510	925
Technology (1)	222,762	47,951	21.5%	N/M	N/M	443
Strategic Communications (1)	197,781	39,388	19.9%	N/M	N/M	817

	$2,099,991	$371,836	17.7%			5,365

Unallocated Corporate		(79,801)

Adjusted EBITDA		$292,035	13.9%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2022	2021
	(Unaudited)
Operating activities
Net income	$188,016	$196,758
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27,045	25,631
Amortization and impairment of intangible assets	7,320	8,515
Acquisition-related contingent consideration	863	(1,014)
Provision for expected credit losses	13,101	14,816
Share-based compensation	18,491	17,150
Amortization of debt discount and issuance costs and other	1,588	8,551
Deferred income taxes	(9,140)	5,128
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(251,280)	(115,544)
Notes receivable	838	4,392
Prepaid expenses and other assets	(3,066)	1,145
Accounts payable, accrued expenses and other	21,936	(22,745)
Income taxes	3,940	18,025
Accrued compensation	(67,763)	2,803
Billings in excess of services provided	7,672	(7,691)

Net cash provided by (used in) operating activities	(40,439)	155,920

Investing activities
Payments for acquisition of businesses, net of cash received	(6,742)	(9,833)
Purchases of property and equipment and other	(38,935)	(52,441)

Net cash used in investing activities	(45,677)	(62,274)

Financing activities
Borrowings under revolving line of credit	165,000	377,500
Repayments under revolving line of credit	(165,000)	(352,500)
Purchase and retirement of common stock	(23,530)	(46,133)
Share-based compensation tax withholdings and other	(15,663)	(8,277)
Payments for business acquisition liabilities	(4,848)	(7,496)
Deposits and other	7,092	1,928

Net cash used in financing activities	(36,949)	(34,978)

Effect of exchange rate changes on cash and cash equivalents	(44,373)	(11,094)

Net increase (decrease) in cash and cash equivalents	(167,438)	47,574
Cash and cash equivalents, beginning of period	494,485	294,953

Cash and cash equivalents, end of period	$327,047	$342,527

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$128,292	$196,946	$(40,439)	$155,920
Purchases of property and equipment	(13,316)	(24,745)	(38,951)	(52,470)

Free Cash Flow	$114,976	$172,201	$(79,390)	$103,450